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                                   EXHIBIT 2.

         OPINION AND CONSENT OF ARNOLD R. BERGMAN, VICE PRESIDENT-LEGAL
                    OF FIRST VARIABLE LIFE INSURANCE COMPANY







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                                                                      Exhibit 2.

[FIRST VARIABLE LIFE LOGO]

October  31, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Registration of Contract Interests
         Separate Account VL of First Variable Life Insurance Company (File No. 333-19193)

Dear Sir/Madam:

In my capacity as Vice President - Legal of First Variable Life Insurance Company ("First Variable"), I have acted as chief legal officer with regard to variable life insurance contracts ("Contracts") described in the captioned Registration and funded in Separate Account VL ("Separate Account") of First Variable. I have examined the Articles of Incorporation and Bylaws of First Variable, the Contracts and such other records as I have deemed necessary in connection with the rendering of this opinion.

Based upon the foregoing and having regard for such legal consideration as I have deemed relevant, I am of the opinion that:

1. First Variable is a duly organized and existing stock life insurance company under the laws of the state of Arkansas authorized to issue life insurance and annuity contracts.

2. The establishment of the Separate Account has been duly authorized by the Board of Directors of First Variable.

3. The Contracts, when duly issued and delivered by First Variable for value, are valid and enforceable obligations of the Company under Arkansas law, except as limited by bankruptcy and other laws generally affecting the rights of creditors.

This opinion speaks only as of the date hereof and I expressly disclaim any obligation to update it for any change in the law or facts occurring subsequent to the date hereof.

I consent to the use in Registration  No. 333-19193 of this opinion letter.

Very truly yours,


/s/ Arnold R. Bergman
------------------------
Arnold R. Bergman
Vice President -  Legal*

*Admitted in NY


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